UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2020

CHEMBIO DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-30379	88-0425691
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 Wireless Blvd. Hauppauge, NY 11788
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:  (631) 924-1135

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	CEMI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 7, 2020, we entered into an underwriting agreement with Robert W. Baird & Co. Incorporated, as representative of the several underwriters or the Underwriters, with respect to our sale to the Underwriters of 2,338,468 shares of common stock, or the Firm Shares. Pursuant to the underwriting agreement, we agreed to issue and sell the Firm Shares to the Underwriters for a purchase price of $11.045 per Share at a closing to be held on May 11, 2020 and the Underwriters agreed to offer the Firm Shares to the public at a public offering price of $11.75. Under the underwriting agreement, we also granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 350,770 shares of common stock, or the Option Shares, at the public offering price less the underwriting discounts and commissions.

The underwriting agreement contains customary representations, warranties and agreements by us, and customary conditions to closing, indemnification obligations of us and the Underwriter, including indemnification for liabilities under the Securities Act of 1933, other obligations of the parties, and termination provisions.

Pursuant to the underwriting agreement we, our directors and our executive officers entered into agreements in substantially the form included as an exhibit to the underwriting agreement providing for a ninety-day “lock-up” period with respect to sales of our specified securities, subject to certain exceptions.

The Firm Shares and the Option Shares have been registered under a registration statement on Form S-3, as amended, that was filed with, and declared effective by, the Securities and Exchange Commission. A prospectus supplement and accompanying prospectus have been filed with the Securities and Exchange Commission.

On May 8, 2020, the Underwriters notified us, in accordance with the underwriting agreement, that they were exercising their over-allotment option to purchase 281,125 of the Option Shares contemporaneously with their purchase of the Firm Shares. On May 11, 2020, we announced the closing of our sale to the Underwriters of 2,619,593 shares of common stock, consisting of the Firm Shares and such 281,125 Option Shares, for gross proceeds of approximately $30.8 million. The remaining 69,645 shares subject to the Underwriters’ option continue to be subject to purchase through June 6, 2020.

The foregoing description of the underwriting agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the underwriting agreement, which is included as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

Attached as Exhibit 5.1 to this Current Report on Form 8-K is the opinion of Ballard Spahr LLP, our Nevada corporate counsel, regarding the legality of the 2,619,593 shares of common stock issued and sold to the Underwriters on May 11, 2020 in connection with the public offering.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated May 7, 2020 between Chembio Diagnostics, Inc. and Robert W. Baird & Co. Incorporated, as representative of the several underwriters named therein
5.1	Opinion of Ballard Spahr LLP dated May 11, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chembio Diagnostics, Inc.

Dated: May 11, 2020	By:	/s/ Neil A. Goldman
Neil A. Goldman
Executive Vice President and Chief Financial Officer